KemPharm

Q3 2019 Results

November 14, 2019

Cautionary Note Regarding Presentation Information

This presentation contains forward-looking statements, including statements about any royalty or milestone payments under our license agreement, the exchange of any future principal under our exchange agreement, our plans to develop and commercialize our product candidates, our planned clinical trials for our prodrug product candidates, the timing of and our ability to obtain and maintain regulatory approvals for our product candidates, including expectations about our ability to use the 505(b)(2) pathway and expedited FDA review, the clinical utility of our product candidates and our intellectual property position. These statements involve substantial known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this presentation represent our views as of the date of this presentation. These and other risks concerning our business are described in additional detail in our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019, and our other Periodic and Current Reports filed with the SEC. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this presentation. Further, the information contained in this presentation speaks only as the date hereof. While we may elect to update the information in this presentation in the future, we disclaim any obligation to do so except to the extent required by applicable law.

This presentation also contains estimates and other statistical data made by independent parties and by us relating to market size and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

Q3 2019 Results Call Participants

- **Travis Mickle, Ph.D.** – President & Chief Executive Officer
- **R. LaDuane Clifton, CPA** – Chief Financial Officer, Secretary & Treasurer
- **Gordon K. "Rusty" Johnson** – Chief Business Officer

Q3 2019 Results Call – Today's Updates

- KP415 NDA Timelines and Partnership with GPC
- APADAZ® Launch Update
- Q3 2019 Financial Results
- Cash Runway and Near-Term Debt Obligations
- Addressing the Debt Obligations
- Next Steps

KP415 NDA Timelines and Partnership Update

- Since license signing, GPC has:
  - Assembled a team of experienced advisors
  - Performed an initial review of every NDA section
  - Currently working with us to finalize the KP415 NDA
- Mutual goal for both organizations is the KP415 NDA filing ASAP
  - NDA should have a reasonably high probability of being accepted for review and approved with the best possible label
  - Current plan with GPC is to file the KP415 NDA around January 2020
  - Timing ultimately decided by GPC
- Commercial planning and preparations well underway
  - KemPharm managing commercial validation and manufacturing
  - Expect to update our partner's commercial activities when possible

APADAZ® Launch

- Since our October 31st update, KVK has reported to us that the product is now available for wholesalers to place initial stocking orders.
- Managed Market efforts are ongoing
- KVK is beginning efforts to make pharmacies and physicians aware that APADAZ is now available.
- KVK license agreement includes:
  - $2M milestone based on reaching a certain level of initial formulary adoption and corresponding estimates of potential annual utilization; potentially achievable in 2020
  - Reimbursements of up to $1.4M for commercial prep costs
  - Profit-share of up to 50%

Q3 2019 Financial Results

- Revenue and net income
  - Q3 2019 revenue of $11.5M
  - Net income of $3.1 million, or $0.09 per basic share and $0.06 per diluted share
- Expense
  - R&D expenses for Q3 2019 were $3.6M, a reduction of 73% compared to Q3 2018
  - G&A expenses for Q3 2019 were $3.6M, which was $0.6M more than Q3 2018, driven by an increase of professional fees related to the licensing process and offset by a decrease in personnel costs.
- At September 30, 2019, total cash[1] was $7.0M

1 - Includes cash, cash equivalents and restricted cash.

Cash Runway and Near-Term Debt Obligations

- Since the beginning of 2019, we have reduced operating spend:
  - Workforce reduction of 33% and other G&A cost reductions
  - Conclusion of the clinical phase for KP415
- In the near-term, cash from the KP415/KP484 License Agreement includes:
  - Milestone payments upfront and at acceptance of KP415 NDA
  - Development cost reimbursements for KP415
  - Consultation fee revenue for work on KP415 development and management of commercial manufacturing
- Current cash runway into but not through Q2 2020 based on current operating forecast which includes principal and interest payments totaling approximately $9.2M and due in first half of 2020

Addressing the Debt Obligations

- Currently in negotiations to push out near-term principal and interest payments due in Feb 2020 and June 2020
  - Goal is to extend cash runway past the potential approval of KP415
  - If successful, cash burn could be less than $1M per quarter for 2020
- Initiated a process to address our debt in its entirety
  - Engaged Cowen and Company, LLC as our financial advisor
  - Initial goal to adjust near-term debt obligations prior to Feb 2020 with the goal to address the larger portion of the debt prior to a potential KP415 approval

Next Steps

- Maximize the value of our license agreements for both KP415/KP484 and APADAZ
- File the KP415 NDA as soon as possible
- Seek to push-out near-term debt obligations and extend cash runway
- Meaningfully address debt with the best possible outcome